Exhibit 10.10

CLARIFICATION AGREEMENT

CyberOptics Corporation, a Minnesota Corporation (the “Company”) and Daniel Good (“Executive”) have previously entered into a Severance Pay Agreement dated May 1, 2010 (the “Agreement”) and wish to clarify the definition of “termination of employment” for all purposes of such agreement. Accordingly, the Company and Executive agree that, for all purposes of the Agreement, “termination” or “termination of employment” shall mean a “separation from service” as that term is defined in Section 409A of the internal revenue Code of 1986, as amended, and the regulations thereunder.

The Company and Executive have executed this Clarification Agreement, as of December 31, 2011.

CyberOptics Corporation			EXECUTIVE:

By	/s/ Kathleen P. Iverson		/s/ Daniel Good
	Its	Chief Executive Officer	Daniel Good